Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR FIRST QUARTER OF FISCAL 2007
LAUREL, Miss. (February 27, 2007) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first fiscal quarter ended January 31, 2007.
     Net sales for the first quarter of fiscal 2007 were $292.7 million compared with $236.2 million for the same period a year ago. For the quarter, the net loss was $2.8 million, or $0.14 per diluted share, compared with the net loss of $8.6 million, or $0.43 per diluted share, for the first quarter of fiscal 2006. Operating income for the first quarter of fiscal 2006 was reduced by incurred but unrecognized lost profits and expenses of approximately $3.0 million related to losses sustained as a result of Hurricane Katrina.
     “The results for the first quarter of fiscal 2007 showed improvement over the same period last year, although we still faced a challenging poultry market, particularly in the first half of the period,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Market prices were soft at the beginning of the quarter, but began to improve in December and have continued to trend higher through February. Overall, poultry prices were higher than the same period a year ago. However, we continue to see higher and more volatile prices for corn and soybean meal, our primary feed ingredients, and the significantly higher costs affected our profitability during the quarter.”
     According to Sanderson, overall market prices for poultry products improved steadily during the first quarter of fiscal 2007. While a simple average of the Georgia dock price for whole chickens was approximately 1.7% lower in the Company’s first fiscal quarter compared with the same period in 2006, the Georgia Dock price for the week of February 26, 2007, was 75 cents per pound, versus 69 cents per pound for the same week a year ago. Bulk leg quarter prices were higher by 21.4% during the quarter compared with last year’s first quarter, reflecting year-over-year improvement in the export markets. Export demand during the first quarter of fiscal 2006 was negatively impacted by Avian Influenza concerns, and these concerns have not been a factor so far this year. Boneless breast meat prices during the quarter were approximately 12.9% higher than the prior-year period. Wing prices averaged $1.07 per pound during the first quarter of fiscal 2007, compared with the average of $0.87 per pound during the first quarter of fiscal 2006. At the same time, costs for corn and soybean meal, the Company’s primary feed ingredients, increased 57.4% and 0.1%, respectively, compared with the first quarter a year ago.
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Sanderson Farms Reports First Quarter 2007 Results

February 27, 2007
     “We are pleased with our operating performance for the quarter as we resumed full production in January following the production cuts implemented for the second half of calendar 2006. Our volumes during the quarter were up significantly when compared to last year’s first quarter as a result of the additional production from Moultrie, Georgia, the conversion of our Collins, Mississippi plant to big bird deboning, and the absence this year of the effects of Hurricane Katrina. The construction of our Waco, Texas, facility is ahead of schedule and we expect to begin processing in the fourth fiscal quarter of 2007.
     “While all of these factors, along with the favorable trends in chicken prices, are positive indicators for our business going forward in fiscal 2007, we expect our feed costs will continue to rise,” Sanderson continued. “The demand for corn from ethanol producers is affecting market prices for corn and soybeans. However, we remain confident that the chicken and grain markets will strike a favorable balance over time.”
     Sanderson Farms will hold a conference call to discuss this press release today, February 27, 2007, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 6, 2007. Those without Internet access or who would rather listen by telephone can call (800) 475-3716, confirmation no. 2448722.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Stock Market, LLC under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2006 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s first quarter ended January 31, 2007.
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Sanderson Farms Reports First Quarter 2007 Results

February 27, 2007
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 31,
	2007	2006
Net sales	$292,711	$236,203
Costs and expenses:
Cost of sales	283,673	236,854
Selling, general and administrative	12,467	13,384

	296,140	250,238

Operating loss	(3,429)	(14,035)

Other income (expense):
Interest income	46	124
Interest expense	(1,220)	(76)
Other	4	39

	(1,170)	87

Loss before income taxes	(4,599)	(13,948)
Income tax benefit	(1,750)	(5,342)

Net loss	$(2,849)	$(8,606)

Basic loss per share	$(0.14)	$(0.43)

Diluted loss per share	$(0.14)	$(0.43)

Dividends per share	$0.12	$0.12

Weighted average shares outstanding:
Basic	20,103	20,064

Diluted	20,103	20,064

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Sanderson Farms Reports First Quarter 2007 Results

February 27, 2007
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	January 31,	October 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$906	$7,396
Accounts receivable, net	53,170	40,930
Refundable income taxes	17,199	14,402
Inventories	104,632	96,490
Prepaid expenses and other current assets	16,429	13,179

Total current assets	192,336	172,397

Property, plant and equipment	605,353	573,422
Less accumulated depreciation	(270,236)	(263,112)

	335,117	310,310
Other assets	2,145	2,360

Total assets	$529,598	$485,067

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,148	$31,514
Accrued expenses	23,550	23,567
Current maturities of long-term debt	4,440	4,433

Total current liabilities	76,138	59,514

Long-term debt, less current maturities	111,933	77,078
Claims payable	3,200	3,200
Deferred income taxes	13,930	16,935
Stockholders’ equity	324,397	328,340

Total liabilities and stockholders’ equity	$529,598	$485,067

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